UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 27, 2005

L-3 COMMUNICATIONS HOLDINGS, INC.

AND

L-3 COMMUNICATIONS CORPORATION

(Exact name of registrants as specified in their charters)

DELAWARE

(State or other jurisdiction of incorporation)

001-14141 333-46983 (Commission file numbers)	13-3937434 13-3937436 (IRS Employer Identification No.)

600 Third Ave.
New York, NY 10016
(212) 697-1111
(Address of principal executive office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 "Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant" is incorporated into this Item 1.01 by reference.

Note Purchase Agreements

On July 27, 2005, L-3 Communications Holdings, Inc. ("L-3 Holdings") executed a Purchase Agreement, by and among L-3 Holdings, the guarantors named therein and Lehman Brothers Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC and Banc of America Securities LLC, as representatives of the initial purchasers. Pursuant to the Purchase Agreement, among other things, L-3 Holdings agreed to sell to the initial purchasers $600.0 million in aggregate principal amount of its 3% Convertible Contingent Debt Securities CODES due 2035 (the "CODES"). Pursuant to the Purchase Agreement, the initial purchasers were also granted the option, which was exercised on July 29, 2005, to purchase up to an additional $100.0 million in aggregate principal amount of CODES. The over-allotment option closing is subject to customary closing conditions and is expected to close on Thursday, August 4, 2005.

On July 27, 2005, L-3 Communications Corporation ("L-3 Communications") executed a Purchase Agreement, by and among L-3 Communications, the guarantors named therein and Lehman Brothers Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC, as representatives of the initial purchasers. Pursuant to the Purchase Agreement, among other things, L-3 Communications agreed to sell to the initial purchasers $1,000.0 million in aggregate principal amount of its 6 3/8% Senior Subordinated Notes due 2015 (the "Notes").

A copy of the press release announcing the pricing of the Notes offering and the CODES offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The initial purchasers for each of the CODES and Notes offerings and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory and other services to L-3 Holdings and L-3 Communications, for which they have received customary fees and reimbursements of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. In addition, Banc of America Securities LLC and its affiliates act as joint book manager, joint lead arranger, administrative agent and a lender and Lehman Brothers Inc. and its affiliates act as joint book manager, joint lead arranger, syndication agent and a lender and affiliates of certain of the other initial purchasers are lenders under L-3 Communications' senior credit facility. Lehman Brothers Inc. acted as dealer manager and consent solicitation manager for the tender offer and consent solicitation by L-3 Communications of The Titan Corporation's ("Titan") 8% Senior Subordinated Notes due 2011. In addition, Lehman Brothers Inc., or its affiliates, has provided certain investment banking, commercial banking and financial advisory services to Titan in the past, including acting as financial advisor to Titan in connection with the Titan acquisition described in Item 2.01 below.

The foregoing descriptions of the Purchase Agreements are qualified in their entirety by reference to the Purchase Agreements, which will be filed as exhibits to the Quarterly Report on Form 10-Q of L-3 Holdings and L-3 Communications for the quarter ended June 30, 2005.

Registration Rights Agreements

Pursuant to a Registration Rights Agreement, dated July 29, 2005, among L-3 Communications, the guarantors named therein and the initial purchasers relating to the Notes (the "Notes Registration Rights Agreement"), L-3 Communications and the guarantors are obligated to file and use their commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for other freely tradable notes issued by L-3 Communications that are registered with the Securities and Exchange Commission (the "SEC") and have substantially identical terms as the Notes. The Notes Registration Rights Agreement provides that if L-3 Communications is not able to effect the applicable exchange offer, L-3 Communications will file with the SEC and use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to the resales of the Notes. Pursuant to the Notes Registration Rights Agreement, L-3 Communications will be obligated to pay additional interest on the Notes in certain instances, including if it does not file the registration statement by November 26, 2005 or complete the related exchange offer by February 24, 2006.

Pursuant to a Registration Rights Agreement, dated July 29, 2005, among L-3 Holdings, the guarantors named therein and the initial purchasers relating to the CODES (the "CODES Registration Rights Agreement"), L-3 Holdings and the guarantors are obligated to file and use their commercially reasonable efforts to cause to become effective a registration statement with respect to the resale of the CODES and related guarantees and shares of common stock into which the CODES are convertible. Pursuant to the CODES Registration Rights Agreement, L-3 Holdings will be obligated to pay additional interest on the CODES in certain instances, including if it does not file the registration statement by November 26, 2005 or cause such registration statement to go effective by February 24, 2006.

The foregoing descriptions of the Registration Rights Agreements are qualified in their entirety by reference to the Registration Rights Agreements, which will be filed as exhibits to the Quarterly Report on Form 10-Q of L-3 Holdings and L-3 Communications for the quarter ended June 30, 2005.

Amended and Restated Senior Credit Facility

In connection with the Titan acquisition described in Item 2.01 below, on July 29, 2005, L-3 Communications and L-3 Holdings entered into an amendment and restatement of their existing $1.0 billion revolving five-year senior credit facility, dated as of March 9, 2005 (the "Existing Credit Facility" and, as amended and restated, the "Amended and Restated Credit Facility"), among L-3 Communications, the guarantors party thereto, each lender from time to time party thereto (collectively, the "Lenders"), Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, Lehman Commercial Paper Inc., as syndication agent, and Banc of America Securities LLC and Lehman Brothers, Inc., as joint lead arrangers and joint book managers. The Amended and Restated Credit Facility provides for a term loan facility in an aggregate amount equal to $750.0 million in addition to the existing revolving credit facility. The loans under the term loan facility are due and payable on March 9, 2010 and bear interest in the manner, and at the rates, set forth in the Existing Credit Facility. In addition, the Consolidated Leverage Ratio covenant in the Existing Credit Facility was amended to require that L-3 Communications' Consolidated Leverage Ratio be less than or equal to (i) 4.5 to 1.0 for each fiscal quarter ending on or prior to December 31, 2005, (ii) 4.25 to 1.0 for the fiscal quarter ending on March 31, 2006 and (iii) 4.0 to 1.0 for each fiscal quarter ending on or after June 30, 2006. All other terms and conditions of the Amended and Restated Credit Facility are substantially similar to those of the Existing Credit Facility.

The lenders under the Amended and Restated Credit Facility and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory and other services to L-3 Holdings and L-3 Communications, for which they have received customary fees and reimbursements of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. In addition, certain of the lenders and their affiliates are initial purchasers under the CODES and Notes offerings described above, Banc of America Securities LLC acted as joint lead manager under the CODES offering described above and as joint book-running manager under the Notes offering described above and Lehman Brothers Inc. acted as joint book-running manager under the CODES and Notes offerings described above. Lehman Brothers Inc. also acted as dealer manager and consent solicitation manager for the tender offer and consent solicitation by L-3 Communications of Titan's 8% Senior Subordinated Notes due 2011. In addition, Lehman Brothers Inc., or its affiliates, has provided certain investment banking, commercial banking and financial advisory services to Titan in the past, including acting as financial advisor to Titan in connection with the Titan acquisition described in Item 2.01 below.

The foregoing description of the Amended and Restated Credit Facility is qualified in its entirety by reference to the Amended and Restated Credit Facility, which will be filed as an exhibit to the Quarterly Report on Form 10-Q of L-3 Holdings and L-3 Communications for the quarter ended June 30, 2005.

Item 2.01    Completion of Acquisition or Disposition of Assets.

As previously reported, on June 2, 2005, L-3 Communications entered into an Agreement and Plan of Merger, dated as of June 2, 2005, with Titan and L-3 Communications' wholly-owned subsidiary Saturn VI Acquisition Corp., pursuant to which L-3 Communications' agreed to acquire all of Titan's outstanding shares of common stock for $23.10 per share in cash, without interest (less applicable withholding taxes), as described in the Current Report on Form 8-K filed by L-3 Communications and L-3 Holdings with the SEC on June 3, 2005. L-3 Communications completed the acquisition of Titan on July 29, 2005. A copy of the press release announcing the completion of the acquisition (and the closing of the financing transactions described in Item 1.01 above and Item 2.03 below) is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

In addition, as a condition to L-3 Communications completing the acquisition of Titan, counsel for Titan entered into two stipulations of settlement with counsel for plaintiffs with respect to various actions, including securities and holders putative class actions and derivative actions, brought against Titan and certain of its officers and directors in federal and state courts arising out of, among other things, violations of the Foreign Corrupt Practices Act and Titan's failed attempted merger with the Lockheed Martin Corporation. L-3 Communications was named as a defendant in one of these actions that sought to enjoin the Titan merger with L-3 Communications. L-3 is a party to the stipulation of settlement with respect to that action. All of the parties to these actions have executed stipulations of settlement and filed them with the appropriate courts following completion of confirmatory discovery, including the review by plaintiffs' counsel of certain Titan and L-3 Communications documents and the taking of several depositions. The settlements remain subject to court approval. If the settlements are not approved by the court, Titan, certain of its former officers and directors, and L-3 Communications would have to defend the underlying lawsuits.

For a discussion of the sources of funds used to finance the Titan acquisition see Item 2.03 below, which is incorporated by reference into this Item 2.01, and Note 2 to the Unaudited Pro Forma Combined Condensed Financial Statements attached to this Current Report on Form 8-K, In addition, see Item 1.01, which is incorporated into this Item 2.01 by reference for a discussion of certain relationships between L-3 Holdings and L-3 Communications and certain of the investment banks involved in CODES offerings, Notes offerings and borrowings under the Amended and Restated Credit Facility.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Offering of Senior Subordinated Notes due 2015

In connection with the Titan acquisition, L-3 Communications completed an offering of $1,000.0 million principal amount of Senior Subordinated Notes due 2015 (the "Notes") on July 29, 2005. The Notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States, only to non-U.S. investors. A copy of the press release announcing the closing of the Notes offering is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

As previously announced, the proceeds of this offering were used to finance a portion of the Titan acquisition.

The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

General

The Notes, which were issued pursuant to the Indenture, dated July 29, 2005 (the "Notes Indenture"), among L-3 Communications, the guarantors named therein and The Bank of New York, as trustee (the "Trustee") will mature on October 15, 2015 and will bear interest at 6 3/8% per annum, payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2005. The Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future senior debt of L-3 Communications and rank pari passu with its other existing senior subordinated notes. The Notes also rank pari passu in right of payment with L-3 Communications' guarantee of the CODES.

The Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by certain of L-3 Communications' restricted subsidiaries (other than its foreign subsidiaries). These guarantees are pari passu with the guarantees of L-3 Communications' other existing senior subordinated notes. These guarantees also rank pari passu in right of payment with the obligations of the guarantors under the CODES.

Optional Redemption

The Notes will be subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after October 15, 2010 at redemption prices plus accrued and unpaid interest starting at 103.188% of principal (plus accrued and unpaid interest) during the 12-month period beginning October 15, 2010 and declining annually to 100% of principal (plus accrued and unpaid interest) on October 15, 2013 and thereafter.

In addition, before October 15, 2008, L-3 Communications may on any one or more occasions redeem up to an aggregate of 35% of the Notes originally issued at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings by L-3 Communications or the net cash proceeds of certain equity offerings by L-3 Holdings that are contributed to L-3 Communications as common equity capital; provided that at least 65% of the Notes originally issued remain outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption must occur within 120 days of the date of the closing of such equity offering.

Change of Control

Upon the occurrence of a change of control (as defined), each holder of the Notes may require L-3 Communications to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount (plus accrued and unpaid interest and liquidated damages, if any).

Generally, a change of control means the occurrence of any of the following: (i) the disposition of all or substantially all of L-3 Communications' assets to any person; (ii) the adoption of a plan relating to the liquidation or dissolution of L-3 Communications; (iii) the consummation of any transaction in which a person other than the principals and their related parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications; or (iv) the first day on which a majority of the members of the Board of Directors of L-3 Communications are not continuing directors.

Subordination

The Notes are general unsecured obligations of L-3 Communications and are subordinate to all existing and future senior debt of L-3 Communications. The Notes will rank senior in right of payment to all subordinated indebtedness of L-3 Communications. The guarantees of L-3 Communications' subsidiaries under the Notes are general unsecured obligations of the guarantors and are subordinated to the senior debt and to the guarantees of senior debt of those guarantors. These guarantees under the Notes rank senior in right of payment to all subordinated Indebtedness of those guarantors.

Antilayering Provision

The Notes Indenture provides that (i) L-3 Communications will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt and senior in any respect in right of payment to the Notes, and (ii) no guarantor of the Notes will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt of a guarantor and senior in any respect in right of payment to any of the subsidiary guarantees of the Notes.

Certain Covenants

The Notes Indenture contains a number of covenants restricting the operations of L-3 Communications, limiting the ability of L-3 Communications and its restricted subsidiaries to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

In the event that the Notes are assigned a rating of Baa3 or better by Moody's and BBB- or better by S&P and no event of default has occurred and is continuing, certain covenants in the Notes Indenture will no longer be in effect.

Events of Default

Events of Default under the Notes Indenture include the following: (i) a default for 30 days in the payment when due of interest on, or liquidated damages with respect to the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by L-3 Communications to comply with certain provisions of the Notes Indenture (subject, in some but not all cases, to notice and cure periods); (iv) default under indebtedness for money borrowed by L-3 Communications or any of its restricted subsidiaries in excess of $50.0 million, which default results in the acceleration of such indebtedness prior to its express maturity; (v) failure by L-3 Communications or any restricted subsidiary that would be a significant subsidiary to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Notes Indenture, any guarantee under the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor under the Notes, shall deny or disaffirm its obligations under its guarantee; or (vii) certain events of bankruptcy or insolvency with respect to L-3 Communications or any of its significant subsidiaries or any group of significant subsidiaries that, taken as a whole, would constitute a significant subsidiary.

Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may accelerate the maturity of all the Notes as provided in the Notes Indenture.

The foregoing description of the Notes and the Notes Indenture is qualified in its entirety by reference to the Notes Indenture (including the form of notes attached thereto), which will be filed as an exhibit to the Quarterly Report on Form 10-Q of L-3 Holdings and L-3 Communications for the quarter ended June 30, 2005.

Offering of Convertible Contingent Debt Securities (CODES) due 2035

In connection with the Titan acquisition, L-3 Holdings completed an offering of $600.0 million principal amount of 3% Convertible Contingent Debt Securities ("CODES") due 2035. The CODES were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act. A copy of the press release announcing the closing of the CODES offering is attached hereto as Exhibit 99.2 and is incorporated herein by reference. In addition, the initial purchasers exercised their over-allotment option to purchase an additional $100.0 million of CODES on July 29, 2005. The over-allotment option closing is subject to customary closing conditions and is expected to close on Thursday, August 4, 2005.

As previously announced, the proceeds of this offering were used to finance a portion of the Titan acquisition.

The CODES have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

General

The CODES, which were issued pursuant to the Indenture, dated July 29, 2005 (the "CODES Indenture") among L-3 Holdings, the guarantors named therein and the Trustee, will mature on

August 1, 2035 and bear interest at a 3.00% per annum, subject to certain adjustments, payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2006. Beginning with the six-month interest period commencing February 1, 2011, holders of CODES will be entitled to contingent interest equal to a per annum rate of 0.25% of the average trading price of $1,000 principal amount of the CODES during a specified five trading-day period during any six month period if the trading price of the CODES for the five trading days ending on the second trading day immediately preceding the relevant six month period equals 120% or more of the principal amount of the CODES.

The CODES are unsecured senior obligations of L-3 Holdings and are pari passu in right of payment to all existing and future senior debt of L-3 Holdings. The CODES are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by all of L-3 Holdings' existing and future domestic subsidiaries that guarantee any other indebtedness of L-3 Holdings or any of its domestic subsidiaries, including L-3 Communications. These guarantees are pari passu with the guarantees of L-3 Communications' existing outstanding senior subordinated notes. Holders of the CODES may convert the CODES into shares of L-3 Holdings' common stock at a conversion price of $102.31 per share (equal to a conversion rate of 9.7741 shares per $1,000 principal amount of CODES), subject to adjustment, under any of the following circumstances:

•	prior to August 1, 2033, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	on or after August 1, 2033, at all times on or after any date on which the closing sale price of our common stock is more than 120% of the then current conversion price of the CODES;

•	with respect to any CODES called for redemption;

•	if we distribute to all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	if we distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

•	upon the occurrence of specified corporate transactions; and

•	during the five consecutive business-day period following any five consecutive trading-day period in which the average trading price for the CODES was less than 98% of the average of the closing sale price of our common stock during such five trading-day period multiplied by the then current conversion rate.

Upon a conversion, a holder will receive an amount in cash equal to the lesser of (i) the principal amount of the CODES converted and (ii) the conversion value (as defined) of the principal amount of CODES converted. If the conversion value exceeds the principal amount of the CODES converted, we will also deliver, at our election, cash or common stock or a combination of cash and common stock in an amount equal to the excess of the conversion value over the principal amount of the CODES converted.

Optional Redemption

The CODES will be subject to redemption at any time, at the option of L-3 Holdings, in whole or in part, on or after February 1, 2011 at a redemption price equal to 100% of the principal amount of the CODES being redeemed (plus accrued and unpaid interest, including contingent interest and additional interest, if any). Holders of the CODES may require L-3 Holdings to repurchase all or a portion of the CODES on February 1, 2011, February 1, 2016, February 1, 2021, February 1, 2026 and

February 1, 2031 at a repurchase price equal to 100% of the principal amount of the CODES (plus accrued and unpaid interest, including contingent interest, if any).

Fundamental Change

Upon the occurrence of a fundamental change, each holder of the CODES may require L-3 Holdings to repurchase all or a portion of such holder's CODES at a purchase price equal to 100% of the principal amount (plus accrued and unpaid interest, including contingent interest, if any). Generally, a fundamental change means the occurrence of any of the following:

•	the consummation of any transaction in which a person other than the principals and their related parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Holdings;

•	the first day on which a majority of the members of the Board of Directors of L-3 Holdings are not continuing directors;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the disposition of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any other than the principals or their related parties; or

•	the termination of trading of our common stock.

Prior to February 1, 2011, if and only to the extent holders elect to convert the CODES in connection with certain "non-stock change of control" transactions (as defined), L-3 Holdings will increase the conversion rate by a number of additional shares, based on the effective date of the transaction and the price paid per share of our common stock in such transaction.

In the case of a non-stock change of control constituting a "public acquirer change of control" (as defined), L-3 Holdings may, in lieu of issuing additional shares upon conversion as described in the preceding paragraph, elect to adjust the conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the CODES will be entitled to convert their CODES (subject to the satisfaction of certain conditions) into cash and, to the extent the conversion value exceeds the principal amount of CODES converted, shares of public acquirer common stock, and the conversion rate in effect immediately before the public acquirer change of control will be adjusted as described in the CODES Indenture.

Subordination

The CODES will be unsecured senior obligations of L-3 Holdings and will be pari passu to all existing and future senior debt of L-3 Holdings. The guarantees of L-3 Holdings' subsidiaries under the CODES, including the guarantee by L-3 Communications, will be general unsecured obligations of the guarantors and will be subordinated to the senior debt and to the guarantees of senior debt of those guarantors. These guarantees under the CODES will rank pari passu with all senior subordinated indebtedness of those guarantors.

Antilayering Provision

The CODES Indenture provides that the guarantors of the CODES will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt of a guarantor and senior in any respect in right of payment to any of the subsidiary guarantees of the CODES.

Events of Default

Events of Default under the CODES Indenture includes the following: (i) we fail to pay any interest (including contingent interest and additional interest, if any) on the CODES when due and such failure continues for a period of 30 calendar days (whether or not prohibited by the subordination provisions of the indenture); (ii) we fail to pay principal of the CODES when due at maturity, or we fail to pay the redemption price or repurchase price, in respect of any CODES when due (whether or not prohibited by the subordination provisions of the indenture); (iii) we fail to deliver our common stock (including any additional shares), or cash in lieu thereof, or a combination of the foregoing, upon the conversion of any CODES and such failure continues for ten days following the scheduled settlement date for such conversion; (iv) we fail to provide notice of the actual effective date of a fundamental change on a timely basis as required in the indenture and such failure continues for ten business days; (v) we fail for 60 days after notice to comply with any of our other agreements in the indenture; (vi) we default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (other than excluded subsidiaries) or the payment of which is guaranteed by us or any of our subsidiaries (other than excluded subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, which default results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more; (vii) failure by us or our subsidiaries (other than excluded subsidiaries) to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the indenture, any guarantee of the convertible notes shall be held in any judicial proceeding to be unenforceable or invalid; or (ix) certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our significant subsidiaries" (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) or group of subsidiaries, taken as a whole, would constitute a significant subsidiary.

Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding CODES may accelerate the maturity of all the CODES as provided in the CODES Indenture.

The foregoing description of the CODES and the CODES Indenture is qualified in its entirety by reference to the CODES Indenture (including the form of notes attached thereto), which will be filed as an exhibit to the Quarterly Report on Form 10-Q of L-3 Holdings and L-3 Communications for the quarter ended June 30, 2005.

Term Loans Due 2010

In connection with the Titan acquisition, L-3 Communications completed the borrowing of $750.0 million principal amount of term loans under its Amended and Restated Credit Facility. The term loans under the Amended and Restated Credit Facility are due and payable on March 9, 2010 and bear interest in the manner, and at the rates, set forth in the Existing Credit Facility. A copy of the press release announcing this borrowing is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The Titan Corporation Audited Consolidated Financial Position at December 31, 2004 and Results of Operations and Cash Flows for the year ended December 31, 2004 (incorporated by reference to Titan's Annual Report on Form 10-K for the year ended December 31, 2004 as filed on March 16, 2005)

The Titan Corporation Unaudited Consolidated Financial Position at March 31, 2005 and Results of Operations for the three months ended March 31, 2005 and 2004 (incorporated by reference to Titan's Quarterly Report on Form 10-Q for the period ended March 31, 2005 as filed on May 6, 2005)

(b)	Pro Forma Finance Information

L-3 Communications Holdings, Inc. and L-3 Communications Corporation Unaudited Pro Forma Condensed Consolidated Financial Statements	B-2
L-3 Communications Holdings, Inc. and L-3 Communications Corporation Unaudited Pro Forma Condensed Consolidated Balance Sheet	B-3
L-3 Communications Holdings, Inc. and L-3 Communications Corporation Unaudited Pro Forma Condensed Consolidated Statements of Operations	B-4 – B-6
L-3 Communications Holdings, Inc. and L-3 Communications Corporation Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	B-7 – B-12

(c)	EXHIBITS

23.	Consent of KPMG LLP

99.1	Press Release issued July 27, 2005 regarding pricing of the Notes and the CODES

99.2	Press Release issued July 29, 2005 regarding acquisition by L-3 Communications Corporation of The Titan Corporation and closing of related financings

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L-3 COMMUNICATIONS HOLDINGS, INC. and L-3 COMMUNICATIONS CORPORATION Registrant
/s/ Michael T. Strianese
Date: August 2, 2005	Name: Michael T. Strianese Title: Senior Vice President and Chief Financial Officer

(b)	Pro Forma Financial Information

L-3 COMMUNICATIONS HOLDINGS, INC.
AND L-3 COMMUNICATIONS CORPORATION

Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements have been derived from our and Titan's historical consolidated financial statements and the unaudited consolidated financial statements from the other business acquisitions discussed below. The following unaudited pro forma combined condensed statements of operations data for the year ended December 31, 2004 and the three months ended March 31, 2005 and 2004 ("pro forma statement of operations") give effect to the following transactions as if they had occurred on January 1, 2004: (1) the acquisition by L-3 Communications of The Titan Corporation and the financing of the acquisition, which was comprised of $452.8 million of cash on hand, $6.3 million of revolving credit borrowings by L-3 Communications under the senior credit facility, term loan borrowings of $750.0 million by L-3 Communications under the senior credit facility, net proceeds from the issuances of CODES by L-3 Holdings and net proceeds from the issuance by L-3 Communications of $1,000.0 million of senior subordinated notes, and (2) selected recent business acquisitions of Cincinnati Electronics, Inc., the Canadian Navigation Systems and Space Sensors System business of Northrop Grumman, the Marine Controls division of CAE, the Propulsion Systems business unit of General Dynamics, and Mobile-Vision, Inc., and their related financings, which were completed between January 1, 2004 and June 30, 2005. Although the selected recent L-3 business acquisitions are not significant (individually or in the aggregate) to L-3's results of operations or financial position, we have included them in these pro forma statements of operations because their pre-acquisition results of operations are included when determining L-3's compliance with the financial covenants under L-3's senior credit facility. L-3 Communications is a wholly-owned subsidiary of L-3 Holdings. L-3 Holdings and its subsidiaries, including L-3 Communications, are referred to in this "Unaudited Pro Forma Combined Condensed Financial Statements" section as "L-3."

The unaudited pro forma combined condensed balance sheet as of March 31, 2005 gives effect to the proposed Titan acquisition and the Mobile-Vision acquisition, which was completed on April 12, 2005, and their related financings as if they had occurred on March 31, 2005. The balance sheet data for Cincinnati Electronics, Inc., the Canadian Navigation Systems and Space Sensors System business of Northrop Grumman, the Marine Controls division of CAE and the Propulsion Systems business unit of General Dynamics were included in the L-3 unaudited condensed consolidated balance sheet at March 31, 2005, because these business acquisitions were completed before March 31, 2005.

The pro forma adjustments are based on preliminary purchase price allocations for the business acquisitions. Actual allocations will be based on the final appraisals and other analyses of fair values of acquired contracts in process, inventories, identifiable intangible assets, goodwill, property, plant and equipment, deferred income taxes and litigation liabilities. L-3 will finalize the allocations after all of the data required to complete the final appraisals and analysis of fair values of the acquired assets and assumed liabilities is compiled and analyzed. Differences between the preliminary and final purchase price allocations are not expected to have a material impact on L-3's results of operations and financial position. The unaudited pro forma combined condensed statement of operations and unaudited pro forma combined condensed balance sheet do not reflect any cost savings that we believe could have resulted had the Titan and the other business acquisitions listed above occurred on January 1, 2004.

The unaudited pro forma combined condensed financial information should be read in conjunction with (1) the audited consolidated financial statements of L-3 included in its annual report on Form 10-K for the year ended December 31, 2004, and the unaudited condensed consolidated financial statements of L-3 included in its quarterly report on Form 10-Q for the three months ended March 31, 2005, and (2) the audited consolidated financial statements of Titan for the year ended December 31, 2004, and the unaudited condensed consolidated financial statements of Titan for the three months ended March 31, 2005. We have reclassified certain historical financial information relating to Titan to conform to the presentation expected to be used in L-3's consolidated financial statements.

The unaudited pro forma combined condensed financial information may not be indicative of the results of operations of L-3 that actually would have occurred had the Titan and the other business acquisitions listed above been completed on January 1, 2004, or the results of operations of L-3 that may be obtained in the future.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
MARCH 31, 2005
(in millions)

	L-3 As Reported	Titan As Reported(1)	Mobile-Vision Historical(2)	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$286.2	$19.3	$0.2	$(255.7)	(2)	$50.0
Contracts in process	2,270.2	541.0	5.8	—	(3)	2,817.0
Other current assets	206.8	107.6	0.2	—		314.6
Total current assets	2,763.2	667.9	6.2	(255.7)		3,181.6
Property, plant and equipment, net	591.4	56.0	—	—		647.4
Goodwill	4,467.2	464.5	—	1,735.8	(3)	6,667.5
Identifiable intangible assets	203.5	7.1	—	243.5	(3)	454.1
Deferred debt issuance costs	38.3	11.4	—	24.9	(3)	74.6
Other assets	157.7	114.0	1.5	—		273.2
Total assets	$8,221.3	$1,320.9	$7.7	$1,748.5		$11,298.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$—	$3.5	$—	$(3.5)	(3)	$—
Accounts payable	337.7	96.6	0.4	—		434.7
Advance payments and billings in excess of costs and estimated profits	335.8	—	—	—		335.8
Accrued expenses and other current liabilities	686.5	182.4	2.3	67.4	(3)	938.6
Total current liabilities	1,360.0	282.5	2.7	63.9		1,709.1
Pension and postretirement benefits	435.1	—	—	—		435.1
Other liabilities	168.1	84.1	—	98.8	(3)	351.0
Long-term debt	2,187.7	582.4	—	1,962.7	(2)(3)	4,732.8
Total liabilities	4,150.9	949.0	2.7	2,125.4		7,228.0
Minority interests	78.6	—	—	—		78.6
Shareholders' equity	3,991.8	371.9	5.0	(376.9	) (3)	3,991.8
Total liabilities and shareholders' equity	$8,221.3	$1,320.9	$7.7	$1,748.5		$11,298.4

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005

(in millions, except per share data)

	L-3 As Reported	Titan As Reported(1)		Pro Forma Adjustments		L-3 & Titan Pro Forma	Other Acquisitions(8)(9)	Pro Forma Adjustments		Pro Forma
Sales	$1,962.5	$559.0		$—		$2,521.5	$38.7	$—		$2,560.2
Costs and expenses	1,763.3	520.5	(4)	3.6	(5)	2,287.4	34.3	—	(5)	2,321.7
Operating income (loss)	199.2	38.5		(3.6)		234.1	4.4	—		238.5
Other (income) expense, net	(2.7)	(0.3)		1.0	(6)	(2.0)	—	—		(2.0)
Interest expense	38.1	10.0		22.8	(6)	70.9	—	0.3	(10)	71.2
Minority interest	3.2	—		—		3.2	—	—		3.2
Income (loss) from continuing operations before income taxes	160.6	28.8		(27.4)		162.0	4.4	(0.3)		166.1
Provision (benefit) for income taxes	58.1	10.6		(9.8	) (7)	58.9	0.7	0.8	(11)	60.4
Income (loss) from continuing operations	$102.5	$18.2		$(17.6)		$103.1	$3.7	$(1.1)		$105.7
Earnings per share:
Basic	$0.88	$0.21				$0.89				$0.91
Diluted	$0.86	$0.21				$0.86				$0.88
Weighted Average Shares Outstanding:
Basic	116.3	84.8				116.3				116.3
Diluted	119.5	87.8				119.5				119.5

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004

(in millions, except per share data)

	L-3 As Reported		Titan As Reported(1)		Pro Forma Adjustments		L-3 & Titan Pro Forma		Other Acquisitions(8)(12)	Pro Forma Adjustments		Pro Forma
Sales	$1,521.6		$454.0		$—		$1,975.6		$115.4	$—		$2,091.0
Costs and expenses	1,370.0		439.1	(4)	3.6	(5)	1,812.7		95.7	—	(5)	1,908.4
Operating income (loss)	151.6		14.9		(3.6)		162.9		19.7	—		182.6
Other (income) expense, net	1.1		(0.7)		1.0	(6)	1.4		(1.1)	—		0.3
Interest expense	36.5		9.1		23.7	(6)	69.3		1.3	8.8	(10)	79.4
Minority interest	0.6		—		—		0.6		—	—		0.6
Income (loss) from continuing operations before income taxes	113.4		6.5		(28.3)		91.6		19.5	(8.8)		102.3
Provision (benefit) for income taxes	41.4		2.9		(10.4	) (7)	33.9		3.1	0.6	(11)	37.6
Income (loss) from continuing operations	$72.0		$3.6		$(17.9)		$57.7		$16.4	$(9.4)		$64.7
Earnings per share:
Basic	$0.69		$0.04				$0.55					$0.62
Diluted	$0.65	(14)	$0.04				$0.52	(14)				$0.58	(14)
Weighted Average Shares Outstanding:
Basic	104.6		82.8				104.6					104.6
Diluted	115.9		86.9				115.9					115.9

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004

(in millions, except per share data)

	L-3 As Reported		Titan As Reported(1)		Pro Forma Adjustments		L-3 & Titan Pro Forma		Other Acquisitions(8)(13)	Pro Forma Adjustments		Pro Forma
Sales	$6,897.0		$2,046.5		$—		$8,943.5		$431.3	$—		$9,374.8
Costs and expenses	6,148.4		1,975.6	(4)	14.4	(5)	8,138.4		361.0	—	(5)	8,499.4
Operating income (loss)	748.6		70.9		(14.4)		805.1		70.3	—		875.4
Other (income) expense, net	(7.3)		2.5		4.0	(6)	(0.8)		1.8	—		1.0
Interest expense	145.3		37.7		93.6	(6)	276.6		5.1	30.2	(10)	311.9
Minority interest	8.9		—		—		8.9		—	—		8.9
Loss on retirement of debt	5.0		—		—		5.0		—	—		5.0
Income (loss) from continuing operations before income taxes	596.7		30.7		(112.0)		515.4		63.4	(30.2)		548.6
Provision (benefit) for income taxes	214.8		16.9		(40.2	) (7)	191.5		12.1	(0.9	) (11)	202.7
Income (loss) from continuing operations	$381.9		$13.8		$(71.8)		$323.9		$51.3	$(29.3)		$345.9
Earnings per share:
Basic	$3.54		$0.16				$3.00					$3.21
Diluted	$3.33	(14)	$0.16				$2.84	(14)				$3.02	(14)
Weighted Average Shares Outstanding:
Basic	107.8		83.9				107.8					107.8
Diluted	117.4		87.0				117.4					117.4

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

1.	On June 2, 2005, L-3 Communications signed a definitive agreement to acquire all of the outstanding common stock of The Titan Corporation for $23.10 per share in cash and the assumption of all of Titan's outstanding debt. The total transaction value on July 29, 2005 was approximately $2.8 billion, including assumed debt and related acquisition and financing expenses. The acquisition was financed with a combination of $452.8 million of cash on hand, $6.3 million of revolving credit borrowings by L-3 Communications under the senior credit facility, $750.0 million of term loan borrowings by L-3 Communications under the senior credit facility, net proceeds from the issuance of CODES by L-3 Holdings and net proceeds from the concurrent issuance by L-3 Communications of $1,000.0 million of senior subordinated notes.

2.	Had the Titan acquisition occurred on March 31, 2005, the total transaction value for the Titan acquisition, including the assumption of $585.9 million of Titan's outstanding debt at March 31, 2005, would have been approximately $2,658.0 million. In addition to the total Titan transaction value, the pro forma adjustments to the balance sheet include estimated Titan acquisition costs of $46.5 million and a redemption premium and consent solicitation fee of approximately $20.0 million paid in connection with L-3 Communications' tender offer and consent solicitation for Titan's $200.0 million of 8% senior subordinated notes due May 15, 2011. The pro forma adjustments to the balance sheet assume the Titan acquisition would have been financed using (1) estimated net proceeds of $585.0 million from the offering of the CODES, (2) estimated net proceeds of $973.4 million from the issuance by L-3 Communications of senior subordinated notes, (3) term loan borrowings by L-3 Communications under the senior credit facility of $746.2 million, (4) revolving credit borrowings by L-3 Communications under the senior credit facility of $204.2 million, and (5) cash on hand of $215.7 million.

The pro forma adjustments to the balance sheet also include the acquisition of all the outstanding common stock of Mobile-Vision, Inc. for $40.0 million in cash. See Note 8 below.

3.	The preliminary estimated excess of purchase price over the fair value of identifiable net assets acquired for Titan is $2,165.9 million. Additionally, the pro forma balance sheet includes the elimination of $464.5 million of Titan's historical goodwill, $7.1 million of Titan's historical identifiable intangible assets, $11.4 million of deferred debt issuance costs, $582.4 million of long-term debt, $3.5 million of the current portion of long-term debt and $371.9 million of shareholders equity included in the Titan historical balance sheet. The estimated excess of purchase price over the fair value of identifiable net assets acquired for Mobile-Vision is $34.4 million. The pro forma balance sheet also reflects the following preliminary purchase price allocations related to the Titan acquisition:

(a)	the total preliminary estimates of identifiable intangible assets that are subject to amortization are approximately $250.0 million and will be amortized over their useful lives as the economic benefits from them are realized over an estimated useful life of 20 years. The Titan acquired identifiable intangible assets are expected to be substantially comprised of customer relationships, and are not expected to include any indefinite-lived identifiable intangible assets. All of the data required to estimate the final fair value of the identifiable intangible assets as of the acquisition date has not yet been compiled and analyzed and the final valuation of identifiable intangible assets and their related amortization period could result in an increase or decrease to these preliminary estimates of identifiable intangible assets that would result in more or less amortization expense and an increase or decrease to the estimated identifiable intangible assets and goodwill estimate;

(b)	an increase in other liabilities of $98.8 million to reflect the deferred tax liability related to the temporary income tax differences for the increase in identifiable intangible assets;

(c)	an increase in other assets of $36.3 million to reflect the debt issuance costs associated with the financings discussed above; and

(d)	an increase to other current liabilities of $67.4 million for the Titan shareholder settlements related to the securities law class actions and derivative suits arising out of Titan's alleged violations of the Foreign Corrupt Practices Act ("FCPA"), described elsewhere herein.

(e)	No adjustment has been made to the carrying values of Titan's contracts in process, which will be valued at their estimated contract value less the estimated costs to complete the contract and a reasonable profit allowance on L-3's completion effort commensurate with the profit margins that L-3 earns on similar contracts. All of the data required to prepare these valuations is not currently available and at this time it is not practicable to reasonably estimate these valuations. However, this valuation adjustment is not expected to have a material impact on L-3's results of operations or financial position.

4.	Costs and expenses for Titan include charges for costs related to the merger agreement between Titan and Lockheed Martin Corporation (which was terminated on June 26, 2004), the settlement of SEC and Department of Justice investigations under the FCPA and the Titan internal review of the FCPA violations. These charges amounted to $5.8 million for the three months ended March 31, 2005, $17.6 million for the three months ended March 31, 2004 and $60.3 million for the year ended December 31, 2004. Costs and expenses for the year ended December 31, 2004 also include asset impairment charges totaling $15.5 million.

5.	The adjustment to costs and expenses relating to the Titan acquisition in the pro forma statement of operations consists of the amortization of identifiable intangible assets, partially offset by the elimination of intangible asset amortization expense included in the historical financial statements of Titan. The adjustment to costs and expenses relating to the business acquisitions discussed below in Note 8 in the pro forma statement of operations consists of the amortization of identifiable intangible assets, primarily customer relationships acquired, offset by the elimination of intangible asset amortization expense included in the historical financial statements. The adjustments to L-3's pro forma costs and expenses to give effect to the Titan acquisition are presented below:

	Three Months Ended March 31,		Year Ended December 31, 2004
	2005	2004
	(in millions)
Amortization expense for estimated identifiable intangible assets	$4.2	$4.2	$16.8
Less: Titan's historical identifiable intangible assets amortization expense	(0.6)	(0.6)	(2.4)
Pro forma costs and expenses adjustment	$3.6	$3.6	$14.4

6.	The adjustments to L-3's pro forma interest expense to give effect to the acquisition financing discussed in Note 2 above are presented below:

	Three Months Ended March 31,		Year Ended December 31, 2004
	2005	2004
	(in millions)
Interest on $1,000.0 6 3/8% Senior Subordinated Notes issued by L-3 Communications	$15.9	$15.9	$63.8
Interest on $600.0 3% convertible notes issued by L-3 Holdings	4.5	4.5	18.0
Interest on $750.0 of borrowings under the term loan facility	8.0	8.0	32.0
Interest on $257.9 of borrowings under the revolving facility	2.8	2.8	11.0
Amortization of deferred debt issue costs and discounts	1.6	1.6	6.5
Less: Titan's historical interest expense	(10.0)	(9.1)	(37.7)
Pro forma interest expense adjustment	$22.8	$23.7	$93.6

The adjustments for borrowings under the revolving facility and term loans are based on an assumed interest rate. For each 1/8% change in the applicable interest rates on our borrowings under the revolving facility and term loan facility, pro forma interest expense would change by $0.3 million for the three months ended March 31, 2005 and 2004 and $1.2 million for the year ended December 31, 2004.

Additionally, L-3's historical interest income has been adjusted to eliminate the estimated interest income earned on investments in cash and cash equivalents that was assumed to be used to finance the Titan acquisition amounting to $1.0 million for each of the three months ended March 31, 2005 and 2004 and $4.0 million for the year ended December 31, 2004.

7.	The pro forma adjustments were tax-effected, as appropriate, using an estimated statutory (federal and state) tax rate of 39.1%. The pro forma adjustments also include an estimated increase of 60 basis points (0.6%) to L-3's historical effective income tax rate for anticipated reductions to L-3's existing income tax benefits for research and experimentation (R&E) tax credits that are expected to occur because of the Titan acquisition. The pro forma adjustments to reduce L-3's R&E tax credits would have increased L-3's provision for income taxes by $1.0 million for the three months ended March 31, 2005, $0.7 million for the three months ended March 31, 2004, and $3.6 million for the year ended December 31, 2004.

8.	The pro forma statement of operations presents the pre-acquisition results of operations for the following selected recent business acquisitions completed by L-3 between January 1, 2004 and June 30, 2005, because these results are included when determining our compliance with the financial covenants under L-3's senior credit facility. These business acquisitions had an aggregate purchase price, including acquisition costs, of $669.1 million, and were financed with a combination of (1) the net proceeds of $639.0 million from L-3 Communications' November 2004 offering of $650.0 million of 5.875% senior subordinated notes and (2) borrowings under L-3 Communications' senior credit facility of $30.1 million.

•	All of the outstanding stock of Cincinnati Electronics, Inc. for $181.2 million in cash, subject to adjustment based on closing date net working capital on December 9, 2004.

•	All of the outstanding stock of the Canadian Navigation Systems and Space Sensors System business of Northrop Grumman for $65.5 million in cash, subject to adjustment based on closing date net working capital on December 30, 2004. Following the acquisition the business was renamed L-3 Electronics Systems.

•	Substantially all of the operations of the Marine Controls Division of CAE for $197.2 million in cash, subject to adjustment based on closing date net assets on February 5, 2005. The business was renamed L-3 Communications MAPPS Inc. ("MAPPS")

•	The Propulsion Systems business unit of General Dynamics Corporation for $185.2 million in cash, subject to adjustment based on closing date net assets on February 25, 2005. The business was renamed L-3 Communications – Combat Propulsion Systems.

•	All of the outstanding common stock of Mobile-Vision, Inc. for $40.0 million in cash, subject to adjustment based on closing date net working capital on April 12, 2005.

9.	The unaudited pro forma statement of operations includes the following unaudited historical financial data for the MAPPS, Combat Propulsion Systems and Mobile-Vision business acquisitions for the three months ended March 31, 2005. The Cincinnati Electronics and L-3 Electronics Systems business acquisitions are included in L-3's historical statement of operations for the three months ended March 31, 2005.

	MAPPS(a)	Combat Propulsion Systems(a)	Mobile-Vision(b)	Total
	(in millions)
Sales	$10.9	$20.6	$7.2	$38.7
Costs and expenses	11.1	18.9	4.3	34.3
Operating income (loss)	(0.2)	1.7	2.9	4.4
Other (income) expense, net	—	—	—	—
Interest expense	—	—	—	—
Income (loss) from continuing operations before income taxes	(0.2)	1.7	2.9	4.4
Provision (benefit) for income taxes	—	0.5	0.2	0.7
Income (loss) from continuing operations	$(0.2)	$1.2	$2.7	$3.7

(a)	Represents unaudited historical results of operations from January 1, 2005 to the business acquisition date.

(b)	Represents unaudited historical results of operations for the three-month period ended March 31, 2005.

The business acquisitions completed between January 1, 2004 and June 30, 2005 that are not included in the pro forma statement of operations for the three months ended March 31, 2005 had sales of $17.1 million and a net loss of $3.9 million on a pro forma basis. These business acquisitions are not included in the pro forma statement of operations because they are not significant (individually, or in the aggregate) to L-3's results of operations or financial position and because their pre-acquisition results are not included when determining our compliance with the financial covenants under L-3's senior credit facility.

10.	The adjustments to L-3's pro forma interest expense to give effect to the financing of the business acquisitions discussed above in Note 8 are based on an assumed interest rate on the revolving credit borrowings and the assumed completion of the 5.875% senior subordinated notes due 2015 offering on January 1, 2004 and are presented below:

	Three Months Ended March 31,	Year Ended December 31, 2004
	2005		2004
	(in millions)
Interest on $30.1 of revolving credit borrowings under the senior credit facility	$0.3	$0.3	$1.3
Interest on $650.0 of 5.875% senior subordinated notes	—	9.5	33.0
Amortization of deferred debt issue costs	—	0.3	1.0
Less: other business acquisitions historical interest expense	—	(1.3)	(5.1)
Pro forma interest expense adjustment	$0.3	$8.8	$30.2

11.	The historical results of MAPPS did not include a provision for income taxes because the business was a division of CAE and the income taxes on the income was accounted for by CAE rather than MAPPS. The historical results of Mobile-Vision did not include a provision for federal income taxes because it was an S Corporation and the federal income taxes on Mobile-Vision's income were paid by its individual stockholders. As such, the pro forma adjustments include an income tax provision or benefit for the periods below to record the income tax amount for the historical results of operations for MAPPS and Mobile-Vision.

	Three Months Ended March 31,		Year Ended December 31, 2004
	2005	2004
	(in millions)
Income tax provision	$0.9	$3.9	$10.8

12.	The unaudited pro forma statement of operations includes the following unaudited historical financial data for the Cincinnati Electronics, L-3 Electronics Systems, MAPPS, Combat

Propulsion Systems and Mobile-Vision business acquisitions for the three months ended March 31, 2004.

	Cincinnati Electronics(a)	Electronics Systems(a)	MAPPS(a)	Combat Propulsion Systems(a)	Mobile-Vision(a)	Total
	(in millions)
Sales	$16.5	$24.7	$29.4	$36.9	$7.9	$115.4
Costs and expenses	12.1	23.6	22.5	32.5	5.0	95.7
Operating income	4.4	1.1	6.9	4.4	2.9	19.7
Other (income) expense, net	—	(0.5)	(0.5)	—	(0.1)	(1.1)
Interest expense	1.2	0.1	—	—	—	1.3
Income from continuing operations before income taxes	3.2	1.5	7.4	4.4	3.0	19.5
Provision for income taxes	0.8	0.8	—	1.3	0.2	3.1
Income from continuing operations	$2.4	$0.7	$7.4	$3.1	$2.8	$16.4

(a)	Represents unaudited historical results of operations for the three-month period ended March 31, 2004.

The business acquisitions completed between January 1, 2004 and June 30, 2005 that are not included in the pro forma statement of operations for the three months ended March 31, 2004 had sales of $75.9 million and net income of $0.6 million on a pro forma basis. These business acquisitions are not included in the pro forma statement of operations because they are not significant (individually, or in the aggregate) to L-3's results of operations or financial position and because their pre-acquisition results are not included when determining our compliance with the financial covenants under L-3's senior credit facility.

13.	The unaudited pro forma statement of operations includes the following unaudited historical financial data for the Cincinnati Electronics, L-3 Electron Systems, MAPPS, Combat Propulsion Systems and Mobile-Vision business acquisitions for the year ended December 31, 2004.

	Cincinnati Electronics(a)	Electronics Systems(b)	MAPPS(b)	Combat Propulsion Systems(b)	Mobile-Vision(b)	Total
	(in millions)
Sales	$60.6	$95.8	$105.5	$144.4	$25.0	$431.3
Costs and expenses	48.5	85.0	86.3	125.0	16.2	361.0
Operating income	12.1	10.8	19.2	19.4	8.8	70.3
Other (income) expense, net	1.6	0.9	(0.4)	—	(0.3)	1.8
Interest expense	4.7	0.4	—	—	—	5.1
Income from continuing operations before income taxes	5.8	9.5	19.6	19.4	9.1	63.4
Provision for income taxes	2.3	3.6	—	5.8	0.4	12.1
Income from continuing operations	$3.5	$5.9	$19.6	$13.6	$8.7	$51.3

(a)	Represents unaudited historical results of operations from January 1, 2004 to the business acquisition date.

(b)	Represents unaudited historical results of operations for the year ended December 31, 2004.

The business acquisitions completed between January 1, 2004 and June 30, 2005 that are not included in the pro forma statement of operations for the year ended December 31, 2004 had sales of $243.1 million and a net loss of $15.3 million on a pro forma basis. The net loss was principally due to loss provisions for certain contracts in process of the Electron Dynamics Devices business, which is expected to be substantially completed by December 2005. L-3 acquired the Electron Dynamics Devices business from the Boeing Company on February 28, 2005. The business acquisitions that are not included in the pro forma statement of operations because they are not significant (individually, or in the aggregate) to L-3's results of operations or financial position, and because their pre-acquisition results are not included when determining our compliance with the financial covenants under L-3's senior credit facility.

14.	L-3 Holdings' diluted weighted average shares outstanding and diluted earnings per share give effect to the assumed conversion of the 7,800,797 shares issued upon the conversion of L-3 Holdings' $420 million of 4% Senior Subordinated Convertible Contingent Debt Securities (CODES) due 2011. The assumed conversion results in the addition of after-tax interest expense savings to reported income from continuing operations amounting to $9.1 million for the year ended December 31, 2004 and $2.8 million for the three months ended March 31, 2004 for the purposes of calculating diluted earning per share. During 2004, substantially all of the holders of the CODES due 2011 exercised their conversion rights and converted such CODES due 2011 into L-3 Holdings common stock. All of the CODES due 2011 which were not converted were redeemed for cash.